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                                                                     Exhibit 2.5

                              MANAGEMENT AGREEMENT

         This Management Agreement (the "AGREEMENT") is entered into as of October 17, 2001, by and among J.W. Childs Advisors II, L.P., a Delaware limited partnership ("JWC"), Halifax Genpar, L.P., a Delaware limited partnership ("HALIFAX" and together with JWC, the "CONSULTANTS"), InSight Health Service Holdings Corp., a Delaware corporation ("HOLDINGS"), and InSight Health Services Corp, a Delaware corporation (the "COMPANY"), and is made effective as of the Effective Time (as defined in the Merger Agreement (as defined below)).

         Holdings and the Company and/or their direct or indirect subsidiaries which receive the services performed by the Consultants, are hereinafter referred to as the "CLIENTS". The Consultants, Holdings and the Company are hereinafter jointly referred to as the "PARTIES".

                                    RECITALS

         A. The Consultants are specifically skilled in corporate finance, strategic corporate planning and other management services.

         B. Pursuant to that certain Agreement and Plan of Merger, dated as of June 29, 2001 (the "MERGER AGREEMENT"), as amended, by and among Holdings, InSight Health Services Acquisition Corp. (formerly known as JWCH Merger Corp.), a Delaware corporation and wholly-owned subsidiary of Holdings ("ACQUISITION"), and the Company, the Company will become the wholly-owned subsidiary of Holdings as a result of the merger of Acquisition with and into the Company (together with the other transactions contemplated by the Merger Agreement, the "MERGER").

         C. Prior to the date hereof, the Consultants rendered substantial and valuable services to the Company, Holdings and Acquisition in connection with the Merger, including services regarding the planning and structuring of the Merger.

         D. The Clients will continue to require the Consultants' special skills and management advisory services in connection with their general business operations following the consummation of the Merger.

         E. The Consultants are willing to make such skills available and to provide such services to the Clients on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Clients and the Consultants, intending to be legally bound, do hereby agree as follows:
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         1.       Engagement. The Clients hereby engage the Consultants for the
Term (as hereinafter defined) and upon the terms and conditions herein set forth to provide consulting and management advisory services to the Clients and/or any of their subsidiaries, as requested from time to time by the Clients and/or any of their subsidiaries. These services will be in the field of financial and strategic corporate planning and such other management areas as the Consultants and the Clients shall mutually agree. In consideration of the compensation to the Consultants herein specified, the Consultants accept such engagement and agree to perform the services specified herein.

         2. Term. The engagement hereunder shall be for a term commencing on the Effective Time and expiring on the fifth (5th) anniversary of such Effective Time (the "INITIAL TERM") unless terminated earlier as provided below. Upon expiration of the Initial Term, this Agreement shall automatically extend for successive periods of one (1) year each, unless terminated earlier as provided below or the Consultants or the Company shall give notice to the other at least ninety (90) days prior to the end of the Initial Term (or any annual extension thereof) indicating that it does not intend to extend the term of this Agreement. The Initial Term, together with all such annual extensions of the Initial Term, is referred to herein as the "TERM". Upon termination or final expiration of the Term, all obligations as between the Parties shall be without recourse to one another under this Agreement.

         3. Services to be Performed. The Consultants shall devote reasonable time and efforts to the performance of the consulting and management advisory services contemplated by this Agreement. However, no precise number of hours is to be devoted by the Consultants on a weekly or monthly basis. The Consultants may perform services under this Agreement directly, through their respective employees or agents, or with such outside consultants as the Consultants may engage, with the consent of the board of directors of the Company, for such purpose. Each Client acknowledges that such services to them will not be exclusive, and that the Consultants and their affiliates will render similar services to other persons.

         4. Confidentiality. The Consultants shall hold in confidence all proprietary and confidential information of the Clients and/or any of their subsidiaries which may come into the Consultants' possession or knowledge as a result of their performance of services hereunder, exercising a degree of care in maintaining such confidence as is used by the respective Consultant to protect its own proprietary or confidential information that it does not wish to disclose. The Consultants shall use all reasonable efforts to ensure that their respective employees, agents and outside consultants similarly maintain the confidentiality of such proprietary and confidential information of the Clients and/or any of their subsidiaries.

         5.       Compensation; Expense Reimbursement.

                  5.1 Closing Fee. In consideration of the Consultants' provision of services regarding the planning and structuring of the Merger and the other transactions contemplated by the Merger Agreement, and the Consultant's execution and delivery of this Agreement, the Company shall pay (i) JWC a fee in the amount of $4,500,000 and (ii) Halifax a fee in the amount of $1,125,000, each of which shall be due and payable in immediately available funds immediately upon consummation of the Merger.


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                  5.2      Management Fee. In consideration of the management
advisory services hereunder, (i) JWC shall be paid an aggregate annual fee (hereinafter the "JWC MANAGEMENT FEE") equal to $240,000, which JWC Management Fee shall be paid to JWC by the Clients (or any one of them) in equal monthly installments of $20,000 per month, and (ii) Halifax shall be paid an aggregate annual fee (hereinafter the "HALIFAX MANAGEMENT FEE") equal to $60,000, which Halifax Management Fee shall be paid to Halifax by the Clients (or any one of them) in equal monthly installments of $5,000 per month (the JWC Management Fee and the Halifax Management Fee together, the "MANAGEMENT FEES"); provided that the monthly installments due to JWC and Halifax in respect of any calendar month during which the Term commences shall be appropriately pro-rated for the number of days in such calendar month for which the Term was in effect. Such Management Fees are to be paid monthly in arrears on the first day of each calendar month, except for the installment which would otherwise be payable with respect to the calendar month in which the Term commences, which shall instead be paid upon consummation of the Merger. The Clients and/or any of their subsidiaries shall allocate the Management Fees among themselves according to the services received.

                  5.3 Expenses. The Clients shall reimburse the Consultants for all reasonable out-of-pocket expenses incurred in connection with management advisory services to be provided by the Consultants hereunder, including, without limitation, costs in connection with agents or outside consultants described in Section 3, reasonable travel, lodging and similar out-of-pocket costs reasonably incurred by the Consultants in connection with or on account of their performance of services for the Company hereunder. Reimbursement shall be made only upon presentation to the Clients by the Consultants of reasonably itemized documentation therefor.

         6. Indemnification. In addition to their agreements and obligations under this Agreement, the Clients agree, jointly and severally, to indemnify and hold harmless the Consultants, and their affiliates, including their officers, directors, stockholders, partners, members, employees and agents (collectively, the "INDEMNITEES") from and against any and all claims, liabilities, losses and damages or actions suits or proceedings in respect thereof (collectively, the "OBLIGATIONS") as and when incurred by the Indemnitees, in any way related to the Merger or arising out of the performance by the Consultants of services under this Agreement, and to reimburse the Indemnitees for reasonable out-of-pocket legal and other expenses ("EXPENSES") as and when incurred by any of them in connection with or relating to investigating, preparing to defend, or defending any actions, claims or other proceedings (including any investigation or inquiry) arising in any manner out of or in connection with the Merger or the Consultants' performance under this Agreement (whether or not such Indemnitee is a named party in such proceeding); provided, however, that the Clients shall not be responsible under this Section 6 for any Obligations or Expenses incurred by an Indemnitee to the extent that it is finally judicially determined (in an action in which such Indemnitee is a party) to result from actions taken by such Indemnitee due to such Indemnitee's gross negligence or willful misconduct.

         7.       Contribution. If for any reason the indemnity provided for in
Section 6 is unavailable or is insufficient to hold harmless any Indemnitee from any Obligations or Expenses, then the Clients shall contribute to the amount paid or payable by such Indemnitees as a result of such Obligations or Expenses in such proportion as is appropriate to reflect (i) the relative fault of the Clients, on the


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one hand, and such Indemnitee, on the other, in connection with the state of facts giving rise to such Obligations or Expenses, (ii) if such Obligations or Expenses result from, arise out of, are based upon or relate to the Merger or any transaction contemplated hereby, the relative benefits received by the Clients, on the one hand, and such Indemnitee, on the other, from the Merger, and (iii) if required by law, any other relevant equitable considerations. For purposes of this Section 7, the relative fault of the Clients, on the one hand, and of the Indemnitee, on the other, shall be determined by reference to, among other things, their respective relative intent, knowledge, access to information and opportunity to correct the state of facts giving rise to such Obligations or Expenses. For purposes of this Section 7, the relative benefit of the Clients, on the one hand, and of the Indemnitee, on the other, shall be determined by weighing the direct monetary proceeds to the Clients, on the one hand, and such Indemnitees, on the other, from the Merger or such transactions contemplated hereby. The Parties hereto acknowledge and agree that it would not be just and equitable if contributions pursuant to Section 7 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to above. The Clients shall not be liable under this Section 7 for contribution to the amount paid or payable by any Indemnitee except to the extent and under such circumstances that the Clients would have been liable to indemnify, defend and hold harmless such Indemnitee under Section 6, if such indemnity were enforceable under applicable law. No Indemnitee shall be entitled to contribution from the Clients with respect to any Obligations or Expenses in the event that such Indemnitee is finally determined to be guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) in connection with such Obligations or Expenses and the Clients are not guilty of such fraudulent misrepresentation.

         8. Third-Party Beneficiaries. All Indemnitees not signatory to this Agreement are intended beneficiaries of Sections 6 and 7 of this Agreement.

         9. Notice. All notices hereunder, to be effective, shall be in writing and shall be mailed by first class certified mail, postage prepaid, as follows:

                  (i)      If to JWC, addressed to it at:

                                    c/o J.W. Childs and Associates, L.P.
                                    One Federal Street, 21st floor
                                    Boston, Massachusetts 02110
                                    Attention: Edward D. Yun

                           with a copy (which shall not constitute notice) to:

                                    Kaye Scholer LLP
                                    425 Park Avenue
                                    New York, New York 10022
                                    Attention: Stephen C. Koval, Esq.

                  (ii)     If to Halifax, addressed to it at:


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                                    c/o The Halifax Group, L.L.C.
                                    1133 Connecticut Avenue
                                    Washington, D.C. 20036
                                    Attention: David W. Dupree

                           with a copy (which shall not constitute notice) to:

                                    _________________________
                                    _________________________
                                    _________________________
                           Attention: _______________________


                  (iii)    If to the Company, addressed to the Company at:

                                    InSight Health Services Corp.
                                    4400 MacArthur Boulevard
                                    Suite 800
                                    Newport Beach, California 92660
                                    Attention: General Counsel

         10. Modifications. This Agreement constitutes the entire agreement among the Parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the Parties.

         11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but may not be assigned by any Party without the prior written consent of the other Parties hereto.

         12. Captions. Captions have been inserted solely for the convenience of reference and in no way define, limit or describe the scope or substance of any provision and shall not affect the validity of any other provision.

         13. Governing Law; Jurisdiction; Service of Process. This Agreement shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by the laws of the State of New York, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the Parties in the courts of the State of New York, or if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in


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any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the State of New
York.

         14. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

         15. Counterparts. This Agreement may be executed in several counterparts each of which shall be deemed an original and all of which shall together constitute one and the same instrument.





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         IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

      J.W. CHILDS ADVISORS II, L.P.             INSIGHT HEALTH SERVICES
                                                   HOLDINGS CORP.
      By: J.W. Childs Associates, L.P.
      By: J.W. Childs Associates, Inc.


      By: /s/ Edward D. Yun                     By: /s/ Edward D. Yun
          ------------------------                  ----------------------
      Name: Edward D. Yun                       Name: Edward D. Yun
      Title: Vice President                     Title: President


      HALIFAX GENPAR, L.P.                      INSIGHT HEALTH SERVICES CORP.

      By: The Halifax Group, L.L.C.


      By: /s/ David W. Dupree                   By: /s/ Thomas V. Croal
          ------------------------                  ------------------------
      Name: David W. Dupree                     Name: Thomas V. Croal
      Title: Managing Partner                   Title: Executive Vice President
                                                       & Chief Financial Officer